Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 3 to the Registration Statement on Form S-4, filed with the Securities and Exchange Commission, of our report dated March 10, 2014, on the consolidated financial statements and effectiveness of internal control over financial reporting of Cape Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Cape Bancorp, Inc. for the year ended December 31, 2013.

 We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in the Pre-effective Amendment No. 3 to the Registration Statement on Form S-4.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Livingston, New Jersey
February 5, 2015